FOR IMMEDIATE RELEASE

Contact:
Barry W. Smith
NYFIX, Inc.
(212) 809-3542 or
info@nyfix.com
www.nyfix.com

NYFIX ANNOUNCES DELAY IN FILING ITS 2005 FORM 10-K AND FIRST
QUARTER 2006 FORM 10-Q

NYFIX ANNOUNCES SELECTED PRELIMINARY UNAUDITED 2005
RESULTS

New York, NY April 28, 2006: NYFIX, Inc. (Pink Sheets: NYFX). NYFIX, a leader in technology solutions for the financial marketplace, announced today a further delay in the filing of its 2005 Annual Report on Form 10-K for the year ended December 31, 2005. The Company had previously anticipated filing the 10-K during April 2006.

The Company also anticipates a delay in the filing of its Quarterly Report on Form 10-Q for the three months ended March 31, 2006, due May 10, 2006.

These delays are the result of the ongoing review of information relating to stock option grants, as described in the Company’s March 14, 2006 press release, and additional historic accounting issues which have surfaced as part of an internal review by management and the re-audit of financial statements for 2004 and 2003 by Friedman LLP, the independent registered public accounting firm appointed by the Company’s Audit Committee in November 2005.

The additional accounting issues identified to date relate to prior investments in and acquisitions of affiliates and subsidiaries, derivative liabilities embedded within the Company’s $7.5 million convertible note issued in December 2004 and certain revenue recognition issues prior to 2005. The Company’s management, Audit Committee and Board expect to address accounting and other corrective action, if any, that the Company deems appropriate as the review proceeds.

NYFIX currently expects to include restated prior period amounts in its 2005 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, for the periods ended June 30, 2005 and September 30, 2005, to reflect additional charges related to stock option grants and to one or more of the additional accounting issues noted above.

NYFIX presently anticipates releasing financial results for the periods noted above during the second quarter of 2006, and thereafter filing with the SEC these reports and its Form 10-Q for the period ended March 31, 2006.

Selected Preliminary Unaudited Annual 2005 Results

NYFIX also announced unaudited annual revenues for 2005 estimated at $98 million. This reflects an approximate 30% increase over annual 2004 revenues. Unaudited cash flows from operations during 2005 (which excludes capital expenditures and debt service) is currently estimated at $5 million, which is net of the negative effect of reducing year-end 2004 payables by $2 million.

Due to the pending restatements noted above, NYFIX is not able to provide GAAP net income or earnings per share at this time. NYFIX expects to report detailed financial results following the completion of its internal review and ongoing audits.

As of December 31, 2005, NYFIX had some 4,150 institutional buy-side connections to its NYFIX Network, an approximate increase of 73% over the approximately 2,400 buy-side connections at December 31, 2004. For the fourth quarter 2005, the average daily matched volume in the NYFIX Millennium alternative trading system was 14.0 million shares, an increase of 97% over the average daily matched volume of 7.1 million shares during the fourth quarter of 2004. Included in this volume are conditional orders that are executed against pass-through orders and other conditional orders, and third market trades crossed by clients and reported by NYFIX Millennium to Nasdaq.

NYFIX cautions that the timing of the filing of the financial reports with the SEC and the unaudited revenues and cash flows from operations noted above may be impacted by the final results of the ongoing financial statement audits and the Company’s internal review.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achSieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.